                                                                   EXHIBIT 99.3


                            NATIONSBANK CORPORATION

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             ---------------------

     A Special Meeting of Shareholders of NationsBank Corporation
("NationsBank") will be held in the International Trade Center, 200 North College Street, in the city of Charlotte, North Carolina, at 11:00 a.m. local time on December 20, 1996, to consider and act upon:

          1. The issuance of shares of Common Stock of NationsBank ("Common Stock") and a new series of NationsBank Convertible Preferred Stock pursuant to the merger (the "Merger") of Boatmen's Bancshares, Inc. ("Boatmen's") with and into NB Holdings Corporation, a wholly owned subsidiary of NationsBank ("NB Holdings"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 29, 1996, as amended, between NationsBank, Boatmen's and NB Holdings.

          2. The amendment of the NationsBank Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 1,250,000,000.

          3. The amendment and restatement of the NationsBank Corporation Key Employee Stock Plan.

          4. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only holders of record of Common Stock and ESOP Convertible Preferred Stock, Series C, at the close of business on October 22, 1996, are entitled to notice of and to vote at such meeting or any adjournments or postponements thereof. Approval of the matters to be voted on at the Special Meeting requires the affirmative vote of a majority of the votes cast by holders of Common Stock and ESOP Convertible Preferred Stock, Series C, voting together as a single class. In addition, the proposal regarding the amendment to the NationsBank Restated Articles of Incorporation also requires for approval the affirmative vote of a majority of the votes cast by the holders of Common Stock, voting together as a separate group.

                                               /s/  HUGH L. McCOLL, JR.
                                          --------------------------------------
                                                   Hugh L. McColl, Jr.
                                                Chairman of the Board and
                                                 Chief Executive Officer

November 15, 1996
--------------------------------------------------------------------------------

PLEASE, MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN
                         TO ATTEND THE SPECIAL MEETING.

 THE BOARD OF DIRECTORS OF NATIONSBANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
      VOTE TO APPROVE THE MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING.

--------------------------------------------------------------------------------